EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-15947, No. 333-62039, No. 333-92169, No. 333-43152, No. 333-63116, No. 333-85244, No. 333-107157, No. 333-128525, No. 333-135122, No. 333-148226, No. 333-152501, No. 333-161142, No. 333-169580, No. 333-187947, No. 333-195920 and No. 333-205613) and on Form S-3 (No. 333-148263 and No. 333-122223), of our report dated March 30, 2017 which expresses an unqualified opinion and contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to the consolidated financial statements of Aradigm Corporation, which appears in this Annual Report on Form 10-K.

/s/ OUM & Co LLP

San Francisco, California

March 30, 2017